OPTION AGREEMENT

This Option Agreement (the "Agreement") is entered into as of September _____, 2008, by and between The Vinyl Fence Company, Inc, a California corporation (the "Company"), and ____________________ (the "Grantee").

WITNESSETH:

WHEREAS, the Grantee is a trusted employee of the Company; and

WHEREAS, the Company desires to grant an option to purchase up to _________ shares (the "Option Shares") of the Common Stock, no par value per share (“Common Stock”), of the Company on the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the premises, the parties hereby agree as follows:

Section 1. Grant of Option.

1.1. Subject to and upon the terms and conditions set forth in this Agreement, the Company hereby grants to the Grantee an exclusive irrevocable option (the "Option") to purchase the Option Shares, at an exercise price of $0.50 per share, an amount equal to at least 85% of the fair value of the Common Stock (the "Exercise Price").

1.2. The Option shall have a term of five (5) years, measured from the date hereof and shall accordingly expire at the close of business on September ____, 2013 (the "Expiration Date").

Section 2. Manner of Exercising Options. The Grantee may exercise the Option with respect to all or a portion of the Option Shares at any time from time to time on or before the Expiration Date. In order to exercise the Option, the Grantee shall execute and deliver to the Company a duly completed Notice of Exercise in the form attached hereto as Exhibit A at any time prior to the Expiration Date, along with the aggregate Exercise Price for the options exercised.

Section 3. Adjustments.

3.1. Adjustment of Exercise Price and Option Shares. The number of Option Shares issuable upon exercise of this Option and the Exercise Price are subject to adjustment upon occurrence of the following events prior to the Expiration Date:

(a) Adjustment for Stock Splits, Stock Subdivisions or Combinations of Common Stock. The Exercise Price shall be proportionally decreased and the number of Option Shares issuable upon exercise of the Option shall be proportionally increased to reflect any stock split or subdivision of the Common Stock of Company. The Exercise Price shall be proportionally increased and the number of Option Shares issuable upon exercise of the Option shall be proportionally decreased to reflect any combination of the Common Stock of Company.

(b) Adjustment for Dividends or Distributions of Common Stock or Other Property with Respect to Common Stock. In case Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Option Shares, payable in

(i) securities of Company or (ii) assets (excluding cash dividends paid or payable solely out of retained earnings), then, in each such case, the Grantee on exercise hereof at any time after the consummation, effective date or record date of such dividend or other distribution, shall receive, in addition to the Common Stock issuable on such exercise prior to such date, and without the payment of additional consideration therefor, the securities or such other assets of Company to which such Grantee would have been entitled upon such date if such Option Holder had exercised the Option on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period giving effect to all adjustments called for by this Section 3.

(c) Reclassification of Common Stock. If Company, by reclassification of securities or otherwise, shall change the Common Stock into the same or a different number of securities of any other class or classes, the Option shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the Common Stock exercisable under the Option immediately prior to such reclassification or other change and the Exercise Price therefore shall be appropriately adjusted, all subject to further adjustment as provided in this Section 3.

(d) Adjustment for Capital Reorganization, Merger or Consolidation of Company. In case of any capital reorganization of the common stock of Company (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or any merger or consolidation of Company with or into another corporation, or the sale of all or substantially all of the assets of Company then, and in each such case, the Grantee shall thereafter be entitled to receive upon exercise of the Option, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares of Common Stock deliverable upon exercise of the Option would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if the Option had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section.

The foregoing provisions of this Section 3.1(d) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of the Option. If the per-share consideration payable to the Grantee hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the President of the Company. In all events, appropriate adjustment (as determined in good faith by the Company's President) shall be made in the application of the provisions of the Option with respect to the rights and interests of the Option Holder after the transaction, to the end that the provisions of this Option Agreement shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after the event upon exercise of the Option.

Section 4. Issuance and Nature of Option Shares.

4.1. Issuance of Option Shares. Upon the delivery by the Grantee of a Notice of Exercise as provided in Section 2.1 hereof, the Company will, as promptly as possible, cause the issuance and delivery of a certificate evidencing the number of shares of Common Stock of Company issuable upon such exercise against payment of an amount equal to the product obtained by multiplying the number of Option Shares being purchased upon such exercise by the then effective Exercise Price ("the "Exercise Amount") in immediately available funds. In case of any partial exercise of the Option, the Company and the Grantee shall cancel this Agreement and shall execute a new Option Agreement of like tenor and date for the balance of the Option Shares purchasable hereunder.

4.2. Restricted Nature of Option Shares. Grantee acknowledges and understands that:

(a) upon issuance, the Option Shares will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or registered or qualified under any state securities laws on the grounds that they will have been issued in a transaction exempt from the registration requirements of the Securities Act and the registration or qualification requirements of applicable state securities laws;

(b) the Option Shares constitute “restricted securities” as defined in Rule 144 of the Rules and Regulations promulgated under the Securities Act;

(c) each certificate evidencing the Option Shares will be imprinted with a legend which prohibits the transfer of the Option Shares unless they are registered or such registration is not required substantially in the following form:

[NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED] [THESE SECURITIES HAVE NOT BEEN REGISTERED] WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL ADDRESSED TO THE COMPANY TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

(e) the Company will require an opinion of counsel to the undersigned reasonably acceptable to the Company indicating that any transfer, pledge or hypothecation of the Option Shares is exempt from the registration requirements of the Securities Act and applicable state securities laws prior to authorizing the registration of any transfer of any of the Option Shares; and

(f) Company is under no obligation to register the Option Shares for public resale under the Securities Act or any state securities laws.

Section 5. Transferability and Termination of Option

5.1. Transferability. (a) This Option shall not be transferable otherwise than by will or by the laws of descent and distribution, and each Option is exercisable during the lifetime of an Optionee only by him or, in the case of the Optionee's certified incompetency, by his duly authorized legal representative(s). Anything in the foregoing to the contrary notwithstanding, an Optionee may request that the shares of the Option Shares to be issued upon the exercise of an Option be issued in his and his spouse's name as joint tenants, with right of ownership.

(b) No Options nor any rights of the Optionee pursuant to his Option shall be subject to pledge, hypothecation, execution, attachment or similar process.

5.2. Termination of Option Under Certain Circumstances.

(a) Termination of Employment for Cause. All Options granted hereby shall terminate immediately and all rights thereunder shall cease upon termination of the Grantee's employment for due cause.

(b) Termination Upon Death. If an Grantee shall die while in the employ of the Company, or within three (3) months after leaving the employ of the Company (because of his retirement or disability) his Option may be exercised, whether or not such Option was exercisable by him at the date of his death, by the person or persons to whom his rights under the Option are transferred by will or by the laws of descent and distribution, or by his legal representative(s), whichever shall be applicable, at any time or from time to time for one (1) year after the earlier of his death or his cessation of service as an employee, director, consultant or advisor.

(c) Rights Upon Retirement or Disability. If the Grantee shall retire or become disabled and leave the employee of the Company, this Option may be exercised at any time or from time to time for three (3) months after the date of his retirement or his ceasing to be an employee because of disability.

Section 6. Miscellaneous Provisions.

6.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by the Grantee and the Company.

6.2. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed by certified mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid) or transmitted by facsimile to each party at the address set forth below. Notices shall be deemed to have been given hereunder when delivered personally or by facsimile, three (3) calendar days after deposit in the U.S. mail and one (1) calendar day after deposit with a reputable overnight courier service or, if by facsimile transmission, as of the business day upon which the notice is sent.

If to the Company to:	The Vinyl Fence Company, Inc
2210 South Richey Street
Santa Ana California 92705

If to the Grantee to the address or facsimile number as the Grantee furnishes to the Company pursuant to the above.

6.3. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

6.4. Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

6.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof.

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SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Option Agreement to be duly executed and delivered as of the date first above written.

THE VINYL FENCE COMPANY, INC

By:
Gordon Knott, President

GRANTEE:

Address to which certificate is to
be sent, if different from address
above:

Social Security Number:

NOTICE OF EXERCISE

The Vinyl Fence Company, Inc
2210 South Richey Street
Santa Ana California 92705

Ladies and Gentlemen:

I hereby notify The Vinyl Fence Company, Inc (the “Company") that I elect to purchase ______________ shares (the "Option Shares") of the Company's common stock, no par value per share, at the option exercise price of $0.50 per share, as may be adjusted from time to time as provided in that certain Option Agreement dated September ____, 2008 (the "Exercise Price"), and enclose herewith $________ in cash or certified or official bank check or checks, which sum represents the aggregate Exercise Price (calculated by multiplying the Exercise Price by the number of Option Shares purchased).

____________________, _________
Date

Grantee

Address:

Print name in exact manner it is to
appear on the stock certificate:

Address to which certificate is to
be sent, if different from address
above:

Social Security Number: